877 North 8th West, Riverton, WY  82501 USA, Ph:  (307) 856-9271, Fx:  (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. REPORTS 2010 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

RIVERTON, Wyoming – March 14, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), today reported 2010 highlights and selected financial results for the year ended December 31, 2010.

Selected Highlights for 2010 and Period Subsequent to December 31, 2010

•
Recognized $27.2 million in revenue during the year, compared to revenues of $10.3 million during the prior year, a 163% increase primarily as a result of the production from our oil and gas in the Williston Basin of North Dakota.

•	Produced 448,855 BOE, or 1,230 BOE/D, which was an increase of 173% over 2009 daily production.

•	Increased total proved reserves to 1,954,941 BOE (79% oil), replacing 193% of 2010 production.

•	Increased estimated PV10 value to $52.1 million, which represents an 80% increase in reserves and a 102% increase in PV10 value over December 31, 2009.

•
Announced the closing of a $75 million senior credit facility with BNP Paribas, which currently has a borrowing base $18.5 million based on our wholly owned oil and gas subsidiary, Energy One LLC’s June 30, 2010 financial statements.

•
Announced a Capital Expenditures budget of $45.7 million.  The budget is comprised of approximately $33.2 million to be spent on our two drilling programs in the Williston Basin of North Dakota, with the remaining $12.5 million to be spent on exploration initiatives in California, Texas, Louisiana, and Southeastern Colorado, contingent upon initial success in each of the individual programs.

•	Acquired an additional 6,200 net mineral acres in the core of the Williston Basin Bakken and Three Forks formation play by entering into a participation agreement with Zavanna LLC and other Sellers.

•
Entered into an Acquisition, Exploration, and Development Agreement with Cirque Resources LP to acquire a 40% working interest in 6,120 gross (2,448 net) acres in the prolific San Joaquin Basin of California.

•	Acquired an 80% working interest in approximately 3,000 net acres in Southeastern Colorado targeting the Mississippian formation. This prospect will be U.S. Energy Corp.’s entrée into operations.

•
Entered into a participation agreement with Crimson Exploration, Inc. to acquire a 30% working interest in an oil prospect in Zavala County Texas, targeting the oil window of the Eagle Ford shale formation.

•	Received the $1 million annual option payment from Thompson Creek Metals for 2011.

Press Release
March 14, 2011

Financial Highlights

The following table sets forth selected financial information for the years ended December 31, 2010 and 2009.  This information is derived from the audited financial statements filed with the Annual Report on Form 10-K for the year ended December 31, 2010, and should be read in conjunction with the Annual Report and the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2010	2009
Balance Sheet:
Cash, equivalents & U.S. Treasuries	$23,853	$55,462
Current assets	$29,824	$62,100
Current liabilities	$18,763	$8,672
Working capital	$11,061	$53,428
Total assets	$156,016	$146,723
Long-term obligations	$1,550	$1,573
Shareholders' equity	$130,688	$129,133

Shares Outstanding	27,068,610	26,418,713

	For the years ended December 31,
	2010	2009
Income Statement:
Operating revenues	$27,176	$10,349
Income (loss) from continuing operations	$(4,232)	$(9,271)
Other income & expenses	$1,722	$(1,186)
Income tax benefit	$1,738	$2,279
Net income/(loss)	$(772)	$(8,178)
Net income/(loss) per share
Basic	$(0.03)	$(0.38)
Diluted	$(0.03)	$(0.38)

EBITDA	$9,690	$(5,293)

Press Release
March 14, 2011

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 2010 10-K Filing which is available at www.sec.gov and www.usnrg.com.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com